Exhibit 1.1
CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF
SERIES C CONVERTIBLE PREFERRED STOCK
OF
NAVIOS MARITIME ACQUISITION CORPORATION
(Pursuant to Section 35(2) of the
Business Corporations Act of the Associations Law of
the Republic of the Marshall Islands)
     The undersigned, Ms. Anna Kalathakis and Ms. Vasiliki Papaefthymiou, do hereby certify:
     1. That they are the duly elected and acting Senior Vice President—Legal Risk Management and Corporate Secretary, respectively, of Navios Maritime Acquisition Corporation, a Marshall Islands corporation.
     2. That, pursuant to the authority conferred by the Company’s Amended and Restated Articles of Incorporation, the Company’s Board of Directors, as of February 22, 2011, by a unanimous written consent in lieu of a meeting in accordance with Section 55(4) of the Business Corporation Act of the Associations Law of the Republic of the Marshall Islands, adopted the following resolutions:
     RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board of Directors (the “Board of Directors”) of Navios Maritime Acquisition Corporation (the “Company”) by the provisions of the Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) of the Company and its Bylaws, and in accordance with Section 35(2) of the Business Corporation Act of the Associations Law of the Republic of the Marshall Islands (the “BCA”), there is hereby created, out of the 9,996,460 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), of the Company’s remaining authorized, unissued and undesignated Preferred Stock, a series of the Preferred Stock, which series shall have the following powers, designations, preferences and relative, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Articles of Incorporation which are applicable to the Preferred Stock):
Section 1. Designation of Amount.
     The shares of such series of Preferred Stock created hereby shall be designated the “Series C Convertible Preferred Stock” (the “Series C Convertible Preferred Stock”), par value $0.0001 per share. The number of shares of Series C Convertible Preferred Stock shall initially be 1,000 which number the Board of Directors may from time to time increase or decrease (but not below the number then-outstanding).
Section 2. Liquidation.
(a) Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), the Series C Convertible Preferred Stock shall be entitled to receive any payments or any assets to be distributed on an as-converted basis as though such Series C Convertible Preferred Stock were fully converted into shares of the Company’s common stock, par value $0.0001 per (the “Common Stock”) pursuant to the conversion provisions of Section 5, without giving effect to the limitation on conversion contained in Section 5(b). The Series C Convertible Preferred Stock shall rank pari-pasu with the Common Stock as to liquidation.

(b) Distribution of Remaining Assets. Following payment to the holders of the Series C Convertible Preferred Stock of the amounts described in Section 2(a) above, the holders of the Series C Convertible Preferred Stock shall have no further right to participate in any assets of the Company available for distribution.
Section 3. Dividends; Withholding on Payments; Taxes.
(a) If the Board of Directors shall declare a dividend payable upon the then-outstanding shares of Common Stock, the holders of the outstanding shares of Series C Convertible Preferred Stock shall be entitled to receive dividends on the Series C Convertible Preferred Stock in an amount equal to the amount that would have been received on the number of shares of Common Stock into which the shares of Series C Convertible Preferred Stock held by each holder thereof could be converted pursuant to the provisions of Section 5 hereof (without giving effect to the limitation on conversion contained in Section 5(b)) if such shares of Common Stock were outstanding, such number to be determined as of the record date for determination of holders of Common Stock entitled to receive such dividend or, if no such record date is established, as of the date of such dividend.
(b) The Company will pay any and all original issuance, transfer, stamp and other similar taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Series C Convertible Preferred Stock pursuant hereto. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the holder of the share(s) of Series C Convertible Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax, or has established to the reasonable satisfaction of the Company that such tax has been or will be paid.
Section 4. Voting Rights.
     A holder of Series C Convertible Preferred Stock shall not have any voting rights.
Section 5. Conversion Rights.
(a) Optional Conversion. Subject to and upon compliance with the provisions of this Section 5, the holders of shares of Series C Convertible Preferred Stock shall be entitled, at their option, at any time after March 31, 2013 to convert (each, a “Conversion Date”) all or any then-outstanding shares of Series C Convertible Preferred Stock into a number of fully paid and non-assessable shares of Common Stock determined by multiplying each share of Series C Convertible Preferred Stock to be converted by 7,676, subject to the limitations on conversion pursuant to Section 5(b) below. If shares of the Series C Convertible Preferred Stock are unable to convert as a result of the limitations pursuant to Section 5(b) below, the remaining outstanding shares of Series C Convertible Stock shall be subject to optional conversion, pursuant to this Section 5(a), until such time as there are no further shares of Series C Convertible Preferred Stock outstanding.
(b) Limitations on Conversion. If on a Conversion Date, the holder of such Series C Convertible Preferred Stock, as a result of such conversion, would beneficially own (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended), in excess of 45% of the then-issued and outstanding shares of the Company’s Common Stock, then any such optional conversion shall be limited to the amount that would bring the holder’s beneficial ownership to 45% of the then-outstanding shares of Common Stock (after giving effect to such conversion).
(c) Conversion Amount. The number of shares of Common Stock into which each share of Series C Convertible Preferred Stock is convertible shall be subject to adjustment from time to time in accordance with Section 5(e) hereof.
(d) No Fractional Shares. Instead of any fractional shares of Common Stock which may otherwise be issuable upon conversion of any shares of Series C Convertible Preferred Stock, the number of shares of Common Stock issued shall be rounded, up or down, to the nearest whole number of shares of Common Stock (with one half being rounded up). If, due to the limitation set forth in Section 5(b) only a fraction of a share of Series C Convertible Preferred Stock may be converted, the balance of such fractional share shall remain outstanding until converted pursuant to this Section 5.
(e) Adjustments to Conversion Amount. The number of shares of Common Stock into which each share of Series C Convertible Preferred Stock is convertible shall initially be 7,676 (the “Conversion Amount”) and shall be subject to adjustment from time to time as follows:
     (1) Upon Stock Dividends, Subdivisions or Splits. If, at any time after the date of issuance of the Series C Convertible Preferred Stock (the “Original Issuance Date”), the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, or to be affected by such subdivision or split up, the Conversion Amount shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of Series C Convertible Preferred Stock shall be increased in proportion to such increase in outstanding shares.
     (2) Upon Combinations or Reverse Stock Splits. If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is decreased by a combination or reverse stock split of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, following the record date to determine shares affected by such combination or reverse stock split, the Conversion Amount shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series C Convertible Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.
     (3) Upon Capital Reorganization or Reclassification. If the Common Stock issuable upon the conversion of the Series C Convertible Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination or shares of stock dividend provided for elsewhere in this Section 5(e), or the sale of all or substantially all of the Company’s properties and assets to any other person), then and in each such event the holder of each share of Series C Convertible Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series C Convertible Preferred Stock might have been converted, as the case may be, immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

     (4) Upon Reclassification, Merger or Sale of Assets. If, at any time or from time to time, there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification, or exchange of shares provided for elsewhere in this Section 5(e)) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company’s properties and assets to any other person, then, as a part of such reorganization, merger, or consolidation or sale, provision shall be made so that holders of Series C Convertible Preferred Stock, as the case may be, shall thereafter be entitled to receive upon conversion of the Series C Convertible Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such merger, consolidation or sale, to which such holder would have been entitled if such holder had converted its shares of Series Convertible C Preferred Stock immediately prior to such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(e) with respect to the rights of the holders of the Series C Convertible Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 5(e), including adjustment of the Conversion Amount then in effect and the number of shares issuable upon conversion of the Series C Convertible Preferred Stock shall be applicable after that event in as nearly equivalent a manner as may be practicable.
(f) Exercise of Conversion Privilege, Delivery, Partial Conversion.
     (1) In order to convert shares of Series C Convertible Preferred Stock, a holder must (A) surrender the certificate or certificates evidencing such holder’s shares of Series C Convertible Preferred Stock (to the extent they were issued in certificated form) to be converted and duly endorsed in a form satisfactory to the Company, at the office of the Company, and (B) notify the Company at such office that such holder elects to convert Series C Convertible Preferred Stock and the number of shares such holder wishes to convert. Such notice referred to in clause (B) above shall be delivered substantially in the form set forth in Annex A hereto.
     (2) Series C Convertible Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the Conversion Date. Upon the Conversion Date, the rights of the holders of such shares of Series C Convertible Preferred Stock as holder shall cease, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock as and after such time. Upon the conversion of the Series C Convertible Preferred Stock, the shares of Series C Convertible Preferred Stock so converted shall not be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever and shall constitute only the right to receive such number of shares of Common Stock as may be issuable upon such conversion. As promptly as practicable on or after the conversion of any shares of Series C Convertible Preferred Stock, the Company shall issue and shall deliver at any office or agency of the Company maintained for the surrender of Series C Convertible Preferred Stock a certificate or certificates for the number of full shares of Common Stock issuable upon conversion or such shares shall be issued in certificated form and delivered to each holder of record of such converted Series C Convertible Preferred Stock at their address then-shown on the records of the Company.
     (3) In the case of any certificate evidencing shares of Series C Convertible Preferred Stock which is converted in part only, upon such conversion the Company shall execute and deliver a new certificate representing an aggregate number of shares of Series C Convertible

Preferred Stock equal to the unconverted portion of such certificate and which, as contemplated by Section 5(d), may be a fractional share.
(g) Cancellation of Converted Series C Convertible Preferred Stock. All Series C Convertible Preferred Stock subject to conversion shall be delivered to the Company to be cancelled. Upon conversion, the rights of the holders of such converted shares of Series C Convertible Preferred Stock as holder shall cease, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock as and after such time.
(h) General. Notwithstanding anything to the contrary herein, holders of the Series C Convertible Preferred Stock shall have such additional rights as they may be entitled to under applicable law.
     RESOLVED FURTHER, that the President, Chief Executive Officer or any Vice President and the Secretary or any Assistant Secretary of this Company be, and they hereby are, authorized and directed to prepare and file a Certificate of Designation of Rights, Preferences and Privileges in accordance with the foregoing resolution and the provisions of Marshall Islands law and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolution.
[Remainder of page intentionally left blank. Signature page to follow.]

     We further declare under penalty of perjury that the matters set forth in the foregoing Certificate of Designation, Preferences and Rights are true and correct of our own knowledge.
Executed in Piraeus, Greece on March 29, 2011.

Anna Kalathakis
Senior Vice President—Legal Risk Management

Vasiliki Papaefthymiou
Corporate Secretary

ANNEX A
NOTICE TO EXERCISE CONVERSION RIGHT
     The undersigned, being a holder of the Series C Convertible Preferred Stock of Navios Maritime Acquisition Corporation (the “Convertible Preferred Stock”) irrevocably exercises the right to convert ____________ outstanding shares of Convertible Preferred Stock on ___________, 201_, into shares of Common Stock of Navios Maritime Acquisition Corporation in accordance with the terms of the shares of Convertible Preferred Stock, and directs that the shares issuable and deliverable upon the conversion be issued and delivered in the denominations indicated below to the registered holder hereof unless a different name has been indicated below.
Dated: [At least three business days prior to the date fixed for conversion]

Fill in for registration of shares of Common Stock if to be issued otherwise than to the registered holder:

Name

Address

Please print name and address, including postal code number	(Signature)
Denominations:____________